Exhibit 99.1

Investor Contact:	Brendon Frey/ICR, Inc.
(203) 682-8200
brendon.frey@icrinc.com

Media Contact:	Tia Mattson/Crocs, Inc.
(303) 848-7199
tia@crocs.com

Crocs, Inc. Reports 2010 First Quarter Financial Results

Returns to First Quarter Profitability with Diluted EPS of $0.07

First Quarter Revenue Improves 24% Over Prior Year First Quarter

Gross Margin Improves to 52%

NIWOT, COLORADO — May 6, 2010 — Crocs, Inc. (NASDAQ: CROX) today reported financial results for the first quarter ended March 31, 2010.

Revenue for the first quarter of 2010 increased 23.7% to $166.9 million compared to revenue of $134.9 million in the year ago period.  First quarter 2010 net income was $5.7 million with diluted earnings per share of $0.07, compared to a first quarter 2009 net loss of $22.4 million, or a loss per diluted share of ($0.27).

Year-over-year first quarter changes in the Company’s channel revenue streams were as follows:

•                  Wholesale sales increased 26.1% to $120.2 million;

•                  Retail sales increased 23.3% to $34.4 million; and

•                  Internet sales increased 5.1% to $12.3 million.

Changes in the Company’s regional revenue streams during the same quarterly periods were as follows:

•                  Europe increased 34.3% to $38.0 million;

•                  Asia increased 40.3% to $54.7 million; and

•                  Americas increased 9.8% to $74.2 million.

Balance Sheet

The Company’s cash and cash equivalents as of March 31, 2010 increased to $53.8 million compared to $50.9 million at March 31, 2009.  The Company had no bank debt at March 31, 2010.

Inventory decreased to $107.2 million at March 31, 2010 from $131.2 million at March 31, 2009, resulting in inventory turnover of 3.2 times in the current quarter.

The Company ended the first quarter of 2010 with accounts receivable of $97.4 million compared to $60.6 million at March 31, 2009. Days sales outstanding increased from 40.4 days for the three months ended March 31, 2009 to 52.5 days for the three months ended March 31, 2010.

“Our return to first quarter profitability underscores the resiliency of Crocs as a brand and as a company,” commented John McCarvel, President and Chief Executive Officer.  “Revenues improved across all channels and across each region this quarter driven by strong customer reception to our products.  We also turned a critical corner in our wholesale channel this quarter, where revenues were up in all regions for the first time in more than a year. Margins also improved as we benefitted from our cost-savings initiatives undertaken in 2009.  Our strategy to return to profitable growth in 2010 has not changed and this positive start to the year positions us well to execute against that plan.”

Guidance

The Company expects to generate between $210 million and $220 million in revenue during its 2010 second quarter. This represents projected growth of between 20% and 26% over the non-GAAP revenue of $174.0 million reported in the second quarter of 2009, which excludes $23.7 million in previously-impaired sales the Company has stated would be non-recurring.

The Company expects second quarter 2010 diluted earnings per share to be between $0.18 and $0.22.  This guidance assumes an effective tax rate of 30%.

Conference Call Information

A conference call to discuss Crocs’ first quarter 2010 financial results is scheduled for today (May 6, 2010) at 5:00 PM Eastern Time.  A webcast of the call will take place simultaneously and can be accessed by clicking the ‘Investor Relations’ link under the Company section on www.crocs.com or at www.earnings.com. To listen to the broadcast, your computer must have Windows Media Player installed.  If you do not have Windows Media Player, go to www.earnings.com prior to the call, where you can download the software for free.

In discussing financial results and guidance on the conference call, the Company may refer to certain non-GAAP measures.  Reconciliations of any such non-GAAP measures to the most directly comparable financial measures in accordance with GAAP can be found on the Company’s website at www.crocs.com in the “Company” section under “Investor Relations.”

About Crocs, Inc.

A world leader in innovative casual footwear for men, women and children, Crocs, Inc. (NASDAQ: CROX), offers several distinct shoe collections with more than 120 styles to suit every lifestyle. As lighthearted as they are lightweight, Crocs™ footwear provides profound comfort and support for any occasion and every season.  All Crocs™ branded shoes feature Croslite™ material, a proprietary, revolutionary technology that produces soft, non-marking, and odor-resistant shoes that conform to your feet.

Crocs™ products are sold in 125 countries. Every day, millions of Crocs™ shoe lovers around the world enjoy the exceptional form, function, versatility and feel-good qualities of these shoes while at work, school and play.

Visit www.crocs.com for additional information.

Forward-looking statements

The matters regarding the future discussed in this news release include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances, or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: macroeconomic issues, including, but not limited to, the current global financial crisis; our ability to effectively manage our future growth or declines in revenue; changing fashion trends; our ability to maintain and expand revenues and gross margin, net of the impact of sales of impaired inventories; our management and information systems infrastructure; our ability to repatriate cash held in foreign locations in a timely and cost-effective manner; our ability to maintain sufficient liquidity; our ability to develop and sell new products; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; and the effect of potential adverse currency exchange rate fluctuations; and other factors described in our most recent annual report on Form 10-K under the heading “Risk Factors” and our subsequent filings with the Securities and Exchange Commission.  Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward-looking statements, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.

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CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Revenues	$166,852	$134,892
Cost of sales	80,148	85,161
Gross profit	86,704	49,731
Selling, general and administrative expenses	74,778	68,740
Foreign currency translation losses (gains), net	(292)	3,408
Restructuring charges	2,539	38
Impairment charges	141	69
Charitable contributions expense	143	39

Income (loss) from operations	9,395	(22,563)
Interest expense	129	696
Gain on charitable contributions	(84)	—
Other (income) expense	241	(1,052)
Income (loss) before income taxes	9,109	(22,207)
Income tax (benefit) expense	3,392	210
Net income (loss)	$5,717	$(22,417)
Net income (loss) per common share:
Basic	$0.07	$(0.27)
Diluted	$0.07	$(0.27)
Weighted average common shares outstanding:
Basic	84,485,728	84,392,620
Diluted	87,218,802	84,392,620

CROCS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31, 2010	December 31, 2009	March 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$53,800	$77,343	$50,895
Restricted cash	1,148	1,144	—
Accounts receivable, net	97,421	50,458	60,605
Inventories	107,183	93,329	131,161
Deferred tax assets, net	7,352	7,358	10,856
Income tax receivable	11,467	8,611	5,391
Prepaid expenses and other current assets	24,609	29,011	17,130
Total current assets	302,980	267,254	276,038

Property and equipment, net	68,054	71,084	91,027
Restricted cash	1,479	1,506	1,835
Intangible assets, net	38,597	35,984	39,307
Deferred tax assets, net	18,484	18,479	22,355
Other assets	17,672	15,431	16,370
Total assets	$447,266	$409,738	$446,932

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$56,187	$23,434	$63,469
Accrued expenses and other current liabilities	47,965	53,589	41,885
Accrued restructuring charges	3,638	2,616	499
Income taxes payable	8,923	6,377	18,520
Note payable, current portion of long-term debt and capital lease obligations	1,366	640	19,947
Total current liabilities	118,079	86,656	144,320

Long-term debt and capital lease obligations	1,611	912	—
Deferred tax liabilities, net	2,058	2,192	4,755
Long-term restructuring	77	520	1,024
Other liabilities	31,601	31,838	31,907
Total liabilities	153,426	122,118	182,006

Commitments and contingencies

Stockholders’ equity:
Common shares, par value $0.001 per share; 250,000,000 shares authorized, 86,297,253 and 85,704,194 shares issued and outstanding, respectively, at March 31, 2010 and 86,224,760 and 85,659,581 shares issued and outstanding, respectively, at December 31, 2009 and 84,393,940 and 83,869,940 shares issued and outstanding, respectively, at March 31, 2009	86	85	84
Treasury Stock, at cost, 593,059 and 565,179 shares, respectively	(25,344)	(25,260)	(25,022)
Additional paid-in capital	268,757	266,472	235,955
Deferred compensation	—	—	(54)
Retained earnings	27,872	22,155	41,816
Accumulated other comprehensive income	22,469	24,168	12,147
Total stockholders’ equity	293,840	287,620	264,926
Total liabilities and stockholders’ equity	$447,266	$409,738	$446,932